CONCORD EFS, INC.
                         NOTICE OF ANNUAL MEETING
                              OF SHAREHOLDERS


                        To Be Held on May 15, 1997

To the Shareholders of
  Concord EFS, Inc.

     Notice is hereby given that the Annual Meeting of Shareholders of Concord EFS, Inc. ("Concord" or the "Company") will be held at Colonial Country Club, 2736 Countrywood Parkway, Memphis Tennessee on May 15, 1997 beginning at 9:30 a.m. local time, for the following purposes:

     1.  To elect directors to serve for the ensuing year;

     2. To approve the Amendment to the Certificate of Incorporation to Increase Number of Authorized Shares of Common Stock;

     3. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 10, 1997 as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting. The By-Laws of the Company require that the holders of a majority of all stock issued, outstanding and entitled to vote be present in person or represented by proxy at the meeting in order to constitute a quorum.


                              By Order of the Board of Directors


                                   Richard M. Harter
                                      Secretary


April 11, 1997


              WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,
                PLEASE SIGN AND RETURN THE ENCLOSED PROXY.

          No postage is required if mailed in the United States.

                             CONCORD EFS, INC.

                              PROXY STATEMENT
                                                            April 11, 1997
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Concord EFS, Inc. ("Concord" or the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on May 15, 1997 and any adjournments thereof. Shares as to which proxies have been executed will be voted as specified in the proxies. A proxy may be revoked at any time by notice in writing received by the Secretary of the Company before it is voted.





                   BENEFICIAL OWNERSHIP OF COMMON STOCK

     The Company's only issued and outstanding class of voting securities is its Common Stock, par value $.33 1/3 per share. Each shareholder of record on March 10, 1997 is entitled to one vote for each share registered in such shareholders's name. As of that date, the Company's Common Stock was held by approximately 11,500 shareholders.

     The following table sets forth, as of March 10, 1997, the ownership of the Company's Common Stock by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, by each director who owns shares and by all directors and officers of the Company as a group.
                                                         Percent of
                                            Shares      Outstanding
Beneficial Owner (1)                        Owned        Shares (2)
-------------------------------------   ------------    -----------
Dan M. Palmer (3), Chairman                679,688          1.1%

Edward A. Labry III (4), Director          407,288          0.7%

Joyce Kelso (5), Director                  338,099          0.6%

Richard P. Kiphart, (6) Director         2,477,830          4.1%

Richard M. Harter (6), Director             59,386          0.1%

Jerry D. Mooney (6), Director               13,896          0.0%

David C. Anderson (6), Director              5,458          0.0%

J. Richard Buchignani (6), Director          5,502          0.0%

Paul Whittington (6), Director               3,771          0.0%

All officers, directors and nominees
 as a group (9 persons) (7)              3,990,918          6.4%

William Blair & Company, LLC
 222 West Adams Street
 Chicago,IL  60606 (8)(9)                8,230,283        13.5%

Pilgrim Baxter & Associates, Ltd.
 1255 Drummers Lane, Suite 300
 Wayne, Pennsylvania  19087 (10)         3,509,347         5.8%

(1) The address of each beneficial owner that is also a director, is the same as the Company's.
(2) Percentage ownership is based on 60,826,291 shares issued and outstanding, plus the number of shares subject to options exercisable within 60 days from the record date by the person or the aggregation of persons for which such percentage ownership is being determined.
(3)  Shares owned are unexercised stock options.
(4) Shares owned include 405,236 shares covered by unexercised stock options.
(5) Shares owned include 337,501 shares covered by unexercised stock options.
(6)  Shares owned include 396 shares covered by unexercised stock options.
(7) Shares owned include 1,424,405 shares covered by unexercised stock options.
(8) Based on a Schedule 13G dated as of February 14, 1997, filed by Blair. Includes 759,722 shares as to which Blair has sole voting power and 8,230,283 shares as to which Blair has sole dispositive power.
(9)  Blair disclaims beneficial ownership as to 7,470,561 of such shares.
(10) Based on a Schedule 13G dated as of February 14, 1997, filed by Pilgrim Baxter & Associates.

                           ELECTION OF DIRECTORS

     Nine directors are to be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Unless a proxy is executed to withhold authority for the election of any or all of the directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following nine nominees. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instruction will be followed by the persons named in the proxy. All nine of the nominees are now members of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxies will vote for the others and may vote for a substitute for such nominee. An affirmative vote of a majority of the Company's Common Stock represented in person or by proxy at the meeting is necessary for the election of the individuals named below.

Recommended Vote

    The Board of Directors recommends that you vote "FOR" the election of these nine individuals as directors.

    The following table lists the name of each proposed nominee; his/her age; his/her business experience during at least the past five years, including principal offices with the Company or a subsidiary of the Company; and the year since which he/she has served as a director of the Company. There are no family relationships among the nominees.

                                      Office With the Company, Business
    Nominees and Ages            Experience and Year First Elected Director
--------------------------   ---------------------------------------------------
Dan M. Palmer (54)           Mr. Palmer became Chairman of the Board in
                             February 1991.  Mr. Palmer has been Chief
                             Executive Officer of the Company since August
                             1989, and a Director of the Company since May
                             1987.  Mr.  Palmer has been the Chief Executive
                             Officer of EFS National Bank (formerly EFS,
                             Inc.) since its inception in 1982.  He joined
                             Union Planters National Bank in June 1982 and founded the EFS operations within the bank. He continued as President and Chief Executive
                             Officer of EFS when it was acquired by Concord

Joyce Kelso   (55)           Mrs. Kelso has been a Director since May 1991,
                             and Vice President in charge of Customer
                             Service since EFS began operations.  In August
                             1990, she was elected Senior Vice President of the Company. January 1, 1995, Mrs. Kelso semi-retired and on January 1, 1997, she became fully retired.

Edward A. Labry III (34)     Mr. Labry joined EFS in 1984.  He was made
                             Director of Marketing in March 1987 and Vice
                             President of Sales in February 1988.  In August
                             1990, he was elected to Chief Marketing Officer of the Company. In February 1991, he was elected Senior Vice President of the Company.
                             He became President of the Company in October
                             1994, and President of EFS National Bank in
                             December 1994.

Richard M. Harter (60)*      Mr. Harter has been the Company's Secretary
                             and a Director since the Company's formation.
                             He is a partner of Bingham, Dana and Gould, LLP, legal counsel to the Company.

Jerry D. Mooney (44)*        Mr. Mooney has been a Director of the Company
                             since August 1992.  He is President and CEO of
                             ServiceMaster Diversified Health Services, Inc.
                             formerly VHA Long Term Care since 1981.

David C. Anderson (54)*      Mr. Anderson has been a Director of the Company
                             since August 1992.  Mr. Anderson was with
                             Federal Express in Memphis, Tennessee for seven years as Senior Vice President and Chief
                             Financial Officer and Burlington Northern, Fort
                             Worth, Texas as Executive Vice President and
                             Chief Financial Officer for three years prior to his retirement in 1995.

J. Richard Buchignani (48)*  Mr. Buchignani has been a Director of the
                             Company since August 1992. He is a partner in the Memphis office of the law firm of Wyatt, Tarrant & Combs in Memphis, Tennessee who also serves as local counsel to the Company. Mr. Buchignani has been affiliated with the law firm since 1995 when most of the members of his firm of 18 years joined Wyatt, Tarrant & Combs.

Paul L. Whittington (61)*    Mr. Whittington has been a Director of the
                             Company since May 1993. Mr. Whittington had been the Managing Partner of the Memphis, Tennessee and Jackson, Mississippi offices of Ernst & Young from 1988 until his retirement in 1991. Since 1979, he had been the partner in charge of consulting at various Ernst & Young offices.

Richard P. Kiphart (55)*     Mr. Kiphart was voted a Director of the Company
                             in November 1996 to assume responsibilities in March 1997. In 1972 he became a General Partner of William Blair & Company, LLC. He served as head of Equity Trading from 1972 to 1980. He joined the Corporate Finance Department in 1980, and was made head of that department in January 1995.

 * Member of the Board's Compensation and Audit Committees.


Compensation of Directors

    The Company currently pays an annual fee of $8,000 plus $2,000 for each meeting attended to each non-employee Director of the Company. There are normally four meetings per year. In addition, non-employee directors are granted options to purchase Company common stock. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors.
Two of the nine nominees are employees of the Company and are not separately compensated for serving as directors.

Executive Compensation

     The following summary compensation table is intended to provide a comprehensive overview of the Company's executive pay practices. It includes the cash compensation paid or accrued by the Company and its subsidiaries for services in all capacities during the fiscal year ended December 31, 1996, to or on behalf of each of the Company's named executives. Named executives include the Chief Executive Officer and the President of the Company.
Summary Compensation Table
                                                             Long Term
                                  Annual Compensation      Compensation
                                ------------------------  ----------------
Name and Principal                      Salary   Bonus
Position                         Year     ($)      ($)    Options Awarded*
---------------------------     -----   -------  -------  ----------------
Dan M. Palmer                    1996   425,000  125,000      237,500
 Chairman of the Board,          1995   363,738   80,000      202,500
 Chief Executive Officer         1994   342,335   70,000      177,188
 of the Company and
 EFS National Bank

Edward A. Labry III              1996   392,308  125,000      237,500
 President of the Company        1995   279,315  100,000      168,750
 and EFS National Bank           1994   255,912   50,000      151,875

* Options awarded have been restated to reflect stock splits issued through June 28, 1996.

STOCK OPTIONS

    The following tables present the following types of information for options granted to the Company's named executives under the Company's 1993 Incentive Stock Option Plan. Table I - options granted and the potential realizable value of such options, and Table II - options exercised in the latest fiscal year and the number of unexercised options held.

                                    Table I
                            Options Granted in 1996
                                                           Potential Realizable
                                                             Value at Assumed
                                                           Annual Rates of Stock
                                                            Price Appreciation
                            Individual Grants                for Option Term
                 ----------------------------------------- ---------------------
                          % of Total
                           Options
                         Granted to   Exercise
                 Options Employees in  price    Expiration
Name             Granted    1996      ($/Share)    Date      5% ($)     10% ($)
---------------  ------- ------------ --------- ---------- ---------  ---------
Dan M. Palmer    187,500      28%      $19.50    4/13/2007 2,299,396  5,827,121
                  50,000      50%      $28.75   11/20/2007   904,036  2,291,005
Edward A. Labry  187,500      28%      $19.50    8/18/2007 2,299,396  5,827,121
                  50,000      50%      $28.75   11/20/2007   904,036  2,291,005

                                          Table II
                Options Exercised in 1996 and 1996 Year End Option Values
                                                                 Value of
                                                Number of       Unexercised
                Shares Acquired    Value ($)   Unexercised     In-the-money
Name            on Exercise (#)   Realized(1)  Options (#)     Options($)(2)
--------------- ---------------   -----------  -----------     -------------
Dan M. Palmer       354,375        6,582,187    582,188(E)     13,429,938(E)
                                                515,938(U)      7,478,371(U)
Edward A. Labry     150,000        1,971,008    316,173(E)      7,180,064(E)
                                                471,641(U)      6,549,673(U)

(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.

(2) Values are calculated by subtracting the exercise price from the fair market value of the stock on December 31, 1996.

(E) = Exercisable at December 31, 1996

(U) = Unexercisable at December 31, 1996

Committees; Attendance

     The Board of Directors held five meetings during the fiscal year ended December 31, 1996. Each of the directors attended at least 75% of the total number of meetings of the Board.

     The Audit Committee, consisting of Messrs. Anderson, Buchignani, Harter, Mooney, and Whittington met twice during the fiscal year ended December 31, 1996. The Audit Committee reviewed the results of the audit conducted by outside auditors and management's response to the management letter prepared by outside auditors.

     The Board of Directors has no Nominating Committee.

     The Board of Directors has a Compensation Committee consisting of directors who are not employees of the Company or any of its affiliates and have never been employees of the Company or any of its affiliates. It is the policy of the Compensation Committee to establish base salaries, award bonuses and grant stock options to such executives and in such amounts as will assure the continued availability to the Company of the services of the executives and will recognize the contributions made by the executives to the success of the Company's business and the growth over time in the market capitalization of the Company. To achieve these goals, the Committee establishes base salaries at levels which it believes to be below the mid-point for comparable executives in companies of comparable size and scope. The Committee then awards cash bonuses reflecting individual performance during the year for which the awards are made. For executives other than the Chief Executive Officer and President, the Committee receives bonus award recommendations from the Chief Executive Officer. The Committee grants stock options to senior and middle management executives of the Company and its affiliates at levels which it believes to be slightly higher than average for comparable companies in order to give the executives significant incentive to improve the business of the Company and its market capitalization. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. The Committee has considered these new requirements and believes that the Company's 1993 Incentive Stock Option Plan meets the requirement that it be "performance based" and, therefore, exempt from the limitations on deductibility. Historically, the combined salaries and bonuses of the Company's executive officers have been well under the $1 million limit. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its shareholders.

     The Chief Executive Officer and President's base salary, cash bonus and option grants are established by the Committee based upon its members' own experience in their companies and in other companies which they serve as directors or advisors. For 1996, the compensation, bonus and options for the Chief Executive Officer and the President were believed by the Committee to be, in the aggregate, lower than the aggregate value of such arrangements for similar officers of comparable companies.

                                                     David C. Anderson
                                                     J. Richard Buchignani
                                                     Richard M. Harter
                                                     Jerry D. Mooney
                                                     Paul L. Whittington

    Below is a performance table which compares the Company's cumulative total shareholder return during the previous five years with NASDAQ stock market, and NASDAQ financial stocks (the Company's peer group).

                                     NASDAQ             NASDAQ
  Date      Concord EFS, Inc.     Stock Market     Financial Stocks
--------    -----------------     ------------     ----------------
09/30/91         100.00              100.00             100.00
12/31/92         110.28              116.38             143.03
12/31/93          82.73              133.60             166.23
12/31/94         140.19              130.59             166.62
12/31/95         355.37              184.67             242.62
12/31/96         534.64              227.16             311.08

              AMEND CERTIFICATE OF INCORPORATION TO INCREASE
               NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Company's authorized capital stock consists of 80,000,000 shares of Common Stock, $.33 1/3 par value. The Board of Directors finds advisable that the Company's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock to 100,000,000 shares, $.33 1/3 par value.

    The holders of Common Stock are not entitled to preemptive rights to purchase Common Stock of the Company.

    The authorized shares of Common Stock can be issued without shareholder approval upon such terms and in consideration of such amounts as the Board of Directors determines is in the best interest of the Company. The Board presently has no plans to issue any of the authorized shares of Common Stock.

Recommended Vote
    An affirmative vote of a majority of the Company's outstanding Common Stock is necessary to adopt the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares. The Board of Directors recommends that you vote "FOR" the proposal.

                             OTHER MATTERS

     The Board of Directors knows of no matters which are likely to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice and referred to herein. If any other matter properly comes before the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote or refrain from voting in accordance with their best judgement pursuant to the discretionary authority conferred by the proxy.

                           CERTAIN TRANSACTIONS

     Bingham, Dana & Gould LLP serves as legal counsel to the Company. Richard M. Harter, Secretary and Director of the Company, is a partner of that firm. Wyatt, Tarrant and Combs also serves as legal counsel to the Company. J. Richard Buchignani, Director of the Company, is a partner of that firm.

                      INFORMATION CONCERNING AUDITORS

     Representatives of Ernst & Young LLP are expected to be at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                          SHAREHOLDERS PROPOSALS

     Shareholder proposals to be submitted for vote at the 1998 Annual Meeting must be delivered to the Company on or before December 8, 1997.

                         EXPENSES OF SOLICITATION

     Solicitations of proxies by mail is expected to commence on April 11, 1997, and the cost thereof will be borne by the Company. Copies of solicitation materials will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

                                        By Order of the Board of Directors

                                               Richard M. Harter
                                                   Secretary


                        ANNUAL REPORT ON FORM 10-K

     The Company will deliver without charge to each of its shareholders, upon their written request, a copy of the Company's most recent annual report on Form 10-K and any information contained in any subsequent reports filed with The Securities and Exchange Commission. Request for such information should be directed to Investor Relations, Concord EFS, Inc., 2525 Horizon Lake Drive, Suite 120, Memphis, Tennessee 38133.


  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                (This is the front side of the proxy card.)


                             CONCORD EFS, Inc.
                    2525 Horizon Lake Drive, Suite 120
                         Memphis, Tennessee 38133



       This proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby appoints Dan M. Palmer and Thomas J. Dowling or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Concord EFS, Inc. held of record by the undersigned on March 10, 1997, at the Annual Meeting of Shareholders to be held on May 15, 1997 or any adjournment thereof.

1.   To elect directors.

     ___  FOR all nominees (except as marked to the contrary below)

     ___  WITHHOLD AUTHORITY for all nominees listed below

               Dan M. Palmer           Edward A. Labry III
               Richard M. Harter       Joyce Kelso
               David C. Anderson       Jerry D. Mooney
               J. Richard Buchignani   Paul L. Whittington
                            Richard P. Kiphart

(Instruction: To withhold authority to vote for any individual(s), write the name(s) of such nominee(s) on the space provided below.)


_____________________________________________________________________


2. To approve the Amendment of the Certificate of Incorporation to Increase Number of Authorized Shares of Common Stock.


          ____FOR            ____AGAINST             ____ABSTAIN
--------------------------------------------------------------------------

                (This is the back side of the proxy card.)







     This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director and FOR the action described in Item No. 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.


     Please sign exactly as the name appears. When shares are held by joint tenants, both should sign.


          Dated___________________________________


          Signature_______________________________


          Signature_______________________________